News Release

Boeing World Headquarters 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Boeing Reports First-Quarter 2005 Results; Reaffirms Outlook

— Integrated Defense Systems delivers double-digit margins driven by excellent execution across all four business segments

— Commercial Airplanes continues strong operating performance and outstanding sales success

Financial Highlights:

•	Earnings Per Share (EPS)

–	Q1: $0.66

•	Revenue

–	Q1: $13.0 billion

•	Operating Cash Flow

–	Q1: $1.4 billion, after contributing $455 million to pension plans

Selected First-Quarter 2005 Operating Highlights:

•	Integrated Defense Systems delivered outstanding margins through strong program execution; signed $6 billion extension to U.S. Army’s Future Combat Systems program; rolled out first F-15K for the Republic of Korea Air Force and the first 767 Tanker for the Italian Air Force; cleared to bid on new launches for the U.S. Air Force; entered into agreement to sell Rocketdyne business to United Technologies.

•	Boeing Commercial Airplanes delivered strong performance on deliveries of 70 airplanes; captured 63 gross orders including key wins from Icelandair, Air France, SpiceJet, GOL Airlines and First Choice Airways; earned major additional order commitments including 65 787 airplanes and 123 737NG airplanes from 11 airlines around the world; announced agreement to sell commercial airplane operations in Wichita, KS and Tulsa, OK to Onex; completed first flight of the 777-200LR, the world’s longest-range commercial airplane.

•	Other Boeing businesses are on track as Boeing Capital continued to support Boeing’s core businesses and reduce portfolio risk; Connexion by BoeingSM signed three new airline customers and began offering maritime service.

Table 1. Summary Financial Results

	1st Quarter		% Change
(Millions, except per share data)	2005	2004
Revenues	$12,987	$12,903	1%
Reported Net Income (Loss)	$535	$623	(14%)
Reported Earnings (Loss) per Share[1]	$0.66	$0.77	(14%)
Average Diluted Shares for EPS	806.8	810.9

[1]	First-quarter 2004 EPS includes a $0.12 per share gain related to interest on a federal tax refund.

CHICAGO, Apr. 27, 2005 – The Boeing Company [NYSE: BA] today reported first-quarter 2005 net income of $535 million, or $0.66 per share, on revenues of $13.0 billion. Strong operating results offset charges totaling $0.07 per share related to the disposal of Boeing’s venture capital investments and the sale of the Electron Dynamic Devices (EDD) business. First-quarter earnings also benefited from tax adjustments totaling $0.14 per share, which helped offset significant increases in non-cash pension and share-based-plans expense. First-quarter 2004 earnings of $0.77 per share included a $0.12 per share benefit from interest on a tax refund.

“First-quarter results reflect continued strong operational and financial performance across our businesses and demonstrate that the 160,000 people of Boeing remain keenly focused on delivering value to customers and shareholders,” said Boeing President and CEO James Bell. “Integrated Defense Systems delivered outstanding margins as it continued to execute well on its broad portfolio of defense, space and intelligence programs. Commercial Airplanes generated strong operating performance while capturing over 250 new orders and commitments as the commercial airplane market continues to recover. Our cash flow remains very strong, driven by solid earnings and excellent working capital performance. I am pleased that the entire Boeing team remains focused on business execution, demonstrating our commitment to integrity and growing the business.”

The Company’s first-quarter earnings from operations decreased to $0.7 billion (see Table 2) as significantly higher non-cash expenses for share-based plans, deferred compensation and pensions offset strong performance by its core businesses.

Table 2. Earnings from Operations & Margins

	1st Quarter		% Change
(Millions, except margin percent)	2005	2004
Earnings (Loss) from Operations	$687	$824	(17%)
Operating Margin	5.3%	6.4%	(1.1 Pts)

Share-based-plans expense grew $126 million, or $0.10 per share, from the first quarter of 2004. The increase reflected the vesting of performance shares and the adoption of the new methodology required by Financial Accounting Standard (FAS) 123R for estimating expense related to the Company’s performance share plans. This change reduces total expense over the life of a share grant but accelerates expense in the early years compared with the previous methodology. These expenses are non-cash and are attributable to the Company’s equity compensation plans, which the Company has expensed since adopting FAS 123 in 1998. Deferred stock compensation expense decreased first-quarter earnings by $0.05 per share as the Company’s stock price rose 13 percent during the period. Pre-tax (non-cash) pension expense was $223 million, up $151 million, or $0.12 per share, from the first quarter of 2004. The increase includes pension charges related to the EDD sale.

Cash flow remained very strong as the Company generated $1.4 billion of operating cash flow during the first quarter after making an additional discretionary contribution of $455 million to its pension plans. Free cash flow* for the quarter was $1.1 billion (see Table 3).

Table 3. Cash Flow

	1st Quarter
(Millions)	2005	2004
Operating Cash Flow [1,2]	$1,393	($64)
Less Property, Plant & Equipment, Additions	($307)	($195)

Free Cash Flow*	$1,086	($259)

[1]	After pension contributions totaling $455 million and $1 billion for 2005 and 2004, respectively.

[2]	The presentation of operating cash flow for the first quarter of 2004 has been adjusted to include customer financing transactions, which were previously included in investing cash flow. As a result, operating cash flows for the first quarter of 2004 have been adjusted downward from previously reported numbers by $0.2 billion and investing cash flows have been increased by the same amount.

*	A complete definition and discussion of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is attached at the end of the release.

The Company’s cash balance at quarter-end totaled $3.3 billion, up slightly from the end of 2004 (see Table 4). The cash balance reflected strong operating cash flows that offset the cash used for the Company’s ongoing share repurchase program, debt maturities and the investment of cash into marketable securities. The combination of cash and marketable securities totaled $6.3 billion at the end of the first quarter, up slightly from $6.1 billion at the end of 2004. The Company repurchased 8.9 million shares during the quarter for $495 million. Boeing’s debt fell slightly from $4.7 billion to $4.4 billion. Boeing Capital debt dropped to $6.8 billion as operating cash flow from the unit exceeded new financing requirements.

Table 4. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	1Q05	4Q04
Cash	$3.3	$3.2
Marketable Securities[1]	$3.0	$2.9

Total	$6.3	$6.1
Debt Balances:
The Boeing Company	$4.4	$4.7
Boeing Capital Corporation	$6.8	$6.9
Non-Recourse Customer Financing	$0.6	$0.6

Total Consolidated Debt	$11.8	$12.2

[1]	Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short term investments” and “investments.”

Segment Results

Integrated Defense Systems

Integrated Defense Systems (IDS) delivered outstanding profitability as its defense and intelligence businesses continued to perform in healthy markets. IDS results are summarized in Table 5.

During the first quarter, IDS revenues increased 2 percent to $7.5 billion as growth at Network Systems offset a decline at Aircraft and Weapon Systems. IDS produced excellent first-quarter operating margins of 11.2 percent, up from 10.0 percent in the first quarter of 2004 as all four segments delivered strong profitability.

Table 5. Integrated Defense Systems Operating Results

	1st Quarter		% Change
(Millions, except margin percent)	2005	2004
Revenues
Network Systems	$2,878	$2,432	18%
Aircraft and Weapon Systems	$2,693	$3,021	(11%)
Support Systems	$1,170	$1,156	1%
Launch and Orbital Systems	$802	$808	(1%)

Total IDS Revenues	$7,543	$7,417	2%
Earnings (Loss) from Operations
Network Systems	$213	$177	20%
Aircraft and Weapon Systems	$370	$476	(22%)
Support Systems	$169	$148	14%
Launch and Orbital Systems	$95	($63)	N.M.

Total IDS Earnings (Loss) from Operations	$847	$738	15%
Operating Margins	11.2%	10.0%	1.2 Pts

Network Systems continued its rapid growth and solid performance in the first quarter. Revenues rose 18 percent to $2.9 billion on increased activity in Future Combat Systems, Multi-mission Maritime Aircraft, and 737 Airborne Early Warning and Control programs, which offset lower volume in homeland security and proprietary programs. Operating margins were 7.4 percent, up slightly from the first quarter of 2004, as higher revenues and improved performance on a military satellite program were partially offset by revised cost and fee estimates in the missile defense business.

Aircraft and Weapon Systems delivered excellent profitability in the first quarter. Revenues fell 11 percent to $2.7 billion primarily driven by the timing of C-17, F/A-18 and F-15 deliveries as well as lower JDAM volumes. Program performance remained strong as operating margins were 13.7 percent, down from 15.8 percent in the first quarter of 2004 when the unit benefited from significant contract close-outs.

Support Systems generated very strong profitability on its broad business base during the first quarter. Revenues rose 1 percent to $1.2 billion as increased volume in support services offset reduced volume in the maintenance, modification and upgrade business, supply-chain services and training and support systems. Operating margins grew to 14.4 percent on strong program performance across the segment.

Launch and Orbital Systems returned to profitability during the first quarter as the segment continued to make progress. Revenues fell 1 percent to $0.8 billion while operating margins rose to 11.8 percent in the first quarter of 2005 reflecting better program performance as well as a $72 million benefit due to the sale of the EDD business and higher contract values for Delta IV launch contracts. (The EDD charge referenced in the first paragraph of the release is comprised of a gain recorded in the Launch and Orbital Systems segment offset by a non-cash pension charge recorded in accounting differences and eliminations.) During the quarter, IDS announced the sale of its Rocketdyne business to United Technologies for approximately $700 million.

At the end of the first quarter, IDS contractual backlog totaled $43.8 billion, up from $39.2 billion at the end of 2004. Unobligated backlog was $41.9 billion at the end of the first quarter. Total IDS backlog, comprised of contractual and unobligated, was $85.7 billion compared with $86.4 billion at the end of 2004.

Boeing Commercial Airplanes

During the first quarter, Boeing Commercial Airplanes (BCA) won several key customer campaigns while continuing to aggressively manage for profitability and invest to support long-term growth. Commercial Airplanes announced customer commitments for over 250 airplanes in the quarter, including 63 firm orders. Order commitments included 70 737NG airplanes from Ryanair, 30 737NG airplanes from Japan Airlines, 20 737NG airplanes from Singapore Aircraft Leasing Enterprise and 60 787 Dreamliners to be delivered to Air China, China Eastern Airlines, China Southern Airlines, Hainan Airlines, Shanghai Airlines and Xiamen Airlines. The 787 program alone has won total orders and commitments from 19 airlines for 237 airplanes over the past 12 months. BCA results are summarized in Table 6.

Table 6. Commercial Airplanes Operating Results

(Millions, except deliveries & margin percent)	1st Quarter		% Change
	2005	2004
Commercial Airplanes Deliveries	70	76	(8%	)
Revenues	$5,076	$5,330	(5%	)
Earnings (Loss) from Operations	$389	$352	11%
Operating Margins	7.7%	6.6%	1.1Pts

Commercial Airplanes delivered 70 airplanes in the first quarter and generated $5.1 billion of revenue, down modestly from the first quarter of 2004 due to lower deliveries. Operating margins were 7.7 percent, up from the first quarter of 2004 reflecting strong operating performance partially offset by fewer deliveries and lower revenues as well as higher 787 development spending.

During the quarter, Commercial Airplanes announced the sale of its Wichita and Tulsa operations to Onex for approximately $900 million cash, the transfer of about $120 million in liabilities to Onex, and the establishment of long-term supply agreements that provide Commercial Airplanes with ongoing cost savings.

Commercial Airplanes captured 63 gross and 46 net orders during the quarter including important orders from Icelandair, Air France, SpiceJet, GOL Airlines and First Choice Airways. Contractual backlog totaled $68.7 billion at the end of the first quarter, compared with $70.4 billion at the end of 2004.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) continued to create value by supporting the operations of Boeing’s business units and reducing portfolio risk. Revenues for the first quarter were $237 million and pre-tax income was $44 million, both down from the first quarter of 2004 due to portfolio reductions and the absence of gains on asset sales recognized in 2004. BCC results are summarized in Table 7.

Table 7. Boeing Capital Corporation Operating Results

(Millions)	1st Quarter		% Change
	2005	2004
Revenues[1]	$237	$251	(6%)
Pre-Tax Income (Loss)[1]	$44	$73	(40%)
Discontinued Operations (After-Tax)	$—	$9	(100%)

[1]	2004 excludes discontinued operations from the sale of BCC’s commercial finance unit.

The quarter-end portfolio balance was $9.4 billion, down from $9.7 billion at the end of 2004. The portfolio reduction reflects normal portfolio run-off and depreciation, which was higher than new business volume for the quarter, and a restructure of certain leases which resulted in the application of reserves to reduce asset values. These factors, combined with solid performance, enabled BCC to contribute $55 million in cash dividends to the Company during the quarter. Leverage, as measured by the ratio of debt-to-equity, was 5.0-to-1, unchanged from the end of 2004.

“Other” Segment

The “Other” segment consists primarily of the Connexion by BoeingSM and Boeing Technology units, as well as certain results related to the consolidation of all business units. For the first quarter, losses from operations were $72 million, improved from the first quarter of 2004. Connexion by BoeingSM, which began commercial service in May 2004, has announced firm orders and options from 10 airlines for more than 450 aircraft and this quarter announced that it is now offering broadband services to the maritime market.

Outlook

The Company’s overall outlook for 2005 and 2006 is unchanged and reflects strong growth in revenues and earnings (see Table 8). The financial guidance does not include any impact from the sale of the Company’s Rocketdyne or Wichita and Tulsa operations, which have been announced but have not closed.

Defense and intelligence markets are expected to remain strong in 2005 and 2006 with U.S. Defense budgets expected to grow modestly. The airline industry environment remains mixed with trends varying between carriers and regions. The global economy and air traffic trends are strengthening and interest from airlines in adding capacity to handle higher traffic volume is increasing. Many low-cost carriers and international airlines are profitable and are ordering new airplanes. However, higher fuel prices continue to dampen airline profits, particularly in the United States. Commercial Airplanes is experiencing increased demand for aircraft, especially 737s, 777s and the new 787 Dreamliner, as airline passengers continue to value frequent, direct routes and airlines focus on reducing costs.

The Company expects airplane deliveries to increase in 2005 and 2006, followed by a further increase in 2007. Commercial Airplanes’ delivery forecast for 2005 is unchanged at approximately 320 airplanes. The delivery forecast for 2006 is also unchanged at between 375 and 385 airplanes. The delivery forecast is sold out for 2005 and 84 percent sold out for 2006 at the low end of the range.

The Company expects its defense and non-commercial space businesses to continue performing well in their growing markets. IDS anticipates continued growth and performance in its Network Systems segment, driven by programs such as Future Combat Systems, Multi-mission Maritime Aircraft and the Company’s leading position in missile defense, intelligence, and DoD network-centric programs. The Aircraft and Weapon Systems and Support Systems segments also are expected to continue delivering strong results.

The Company’s 2005 revenue outlook is approximately $58 billion. Revenue guidance for 2006 is between $62 billion and $63 billion reflecting continued growth at IDS and higher commercial airplane deliveries compared to 2005.

Earnings-per-share guidance for 2005 is between $2.40 and $2.60 per share. Earnings-per-share guidance for 2006 is between $3.00 and $3.20 as improved operating performance and continued revenue growth in the Company’s core businesses are expected to offset increased pension expense.

The Company expects operating cash flow for 2005 to be greater than $5.0 billion, after anticipated pension contributions totaling $1 billion. Operating cash flow in 2006 is also expected to be greater than $5.5 billion, after $500 million of expected pension contributions. During the guidance period, the Company will continue to evaluate making additional discretionary payments to its pension plans. The Company expects capital expenditures in 2005 to be approximately $1.5 billion and expenditures in 2006 to be approximately $1.7 billion.

The Company expects research and development investment between $2.3 billion and $2.5 billion in 2005 and between $2.5 billion and $2.7 billion in 2006 (or approximately four percent of revenues) as investment increases on the 787 program.

Table 8. Financial Outlook

(Billions, except per share data)	2005	2006
The Boeing Company
Revenues	~ $58	$62 -$63
Earnings Per Share (GAAP)	$2.40 - $2.60	$3.00 - $3.20
Operating Cash Flow[1]	> $5.0	> $5.5

Boeing Commercial Airplanes
Deliveries	~ 320	375 - 385
Revenues	~ $24	$27 - $28
Operating Margin	> 5.5%	> 6.5%

Integrated Defense Systems
Revenues
Network Systems	~ $12.5	Moderate Growth
Aircraft and Weapon Systems	~ $11.5	Stable
Support Systems	~ $5.5	Moderate Growth
Launch and Orbital Systems	~ $3.0	Moderate Growth

Total IDS Revenues	$32.5	About 7% Growth
Operating Margin
Network Systems	~ 8.0%	High Single Digit
Aircraft and Weapon Systems	~ 12.5%	Low Double Digit
Support Systems	~ 12.5%	Low Double Digit
Launch and Orbital Systems	~ 3.0%	Low Single Digit

Total IDS Operating Margin	~ 9.8%	About 10%

Boeing Capital Corporation
Portfolio Growth, Net	~ $(0.5)	Flat
Revenue	~ $0.9	~ $0.9
Return on Assets	~ 1%	> 1%

[1]	After forecast pension contributions of $1.0 billion in 2005 and $0.5 billion in 2006.

Non-GAAP Measure Disclosure

The following definitions are provided for non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used by the Company within this disclosure. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 3 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD); the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2004.

# # #

Cxxxx

Contact:

Investor Relations:	Dave Dohnalek or Bob Kurtz (312) 544-2140
Communications:	John Dern or Anne Eisele (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Three months ended March 31
	2005	2004
Sales of products	$10,791	$10,834
Sales of services	2,196	2,069

Total revenues	12,987	12,903
Cost of products	(8,830)	(8,922)
Cost of services	(1,859)	(1,789)
Boeing Capital Corporation interest expense	(89)	(84)

Total costs and expenses	(10,778)	(10,795)

	2,209	2,108
Income from operating investments, net	16	13
General and administrative expense	(1,071)	(823)
Research and development expense	(492)	(474)
Gain on dispositions, net	25

Earnings from continuing operations	687	824
Other income/(expense), net	(16)	159
Interest and debt expense	(87)	(84)

Earnings before income taxes	584	899
Income tax expense	(70)	(285)

Net earnings from continuing operations	514	614
Cumulative effect of accounting change, net of taxes	21
Income from discontinued operations, net of taxes		9

Net earnings	$535	$623

Basic earnings per share from continuing operations	$0.65	$0.76
Cumulative effect of accounting change, net of taxes	0.02
Income from discontinued operations, net of taxes		0.01

Basic earnings per share	$0.67	$0.77

Diluted earnings per share from continuing operations	$0.64	$0.76
Cumulative effect of accounting change, net of taxes	0.02
Income from discontinued operations, net of taxes		0.01

Diluted earnings per share	$0.66	$0.77

Cash dividends paid per share	$0.25	$0.17

Weighted average diluted shares (millions)	806.8	810.9

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	March 31 2005	December 31 2004
Assets
Cash and cash equivalents	$3,330	$3,204
Short-term investments	167	319
Accounts receivable, net	5,316	4,653
Current portion of customer financing, net	496	616
Deferred income taxes	1,988	1,991
Inventories, net of advances and progress billings	6,079	6,508
Assets of discontinued operations	69	70

Total current assets	17,445	17,361
Customer financing, net	10,338	10,385
Property, plant and equipment (net of accumulated depreciation of $12,971 and $12,962)	8,467	8,443
Goodwill	1,928	1,948
Other acquired intangibles, net	932	955
Prepaid pension expense	12,837	12,588
Deferred income taxes	308	154
Investments	3,198	3,050
Other assets	1,261	1,340

	$56,714	$56,224

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$15,338	$14,869
Advances and billings in excess of related costs	6,471	6,384
Income taxes payable	594	522
Short-term debt and current portion of long-term debt	998	1,321

Total current liabilities	23,401	23,096
Deferred income taxes	1,186	1,090
Accrued retiree health care	5,983	5,959
Accrued pension plan liability	3,169	3,169
Deferred lease income	715	745
Long-term debt	10,782	10,879
Shareholders’ equity:
Common shares, par value $5.00 - 1,200,000,000 shares authorized; Shares issued – 1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	3,696	3,420
Treasury shares, at cost – 185,710,027 and 179,686,231	(9,154)	(8,810)
Retained earnings	16,101	15,565
Accumulated other comprehensive income/(loss)	(1,939)	(1,925)
ShareValue Trust Shares – 39,150,249 and 38,982,205	(2,285)	(2,023)

Total shareholders’ equity	11,478	11,286

	$56,714	$56,224

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31	Three months ended March 31
(Dollars in millions)	2005	2004
Cash flows - operating activities:
Net earnings	$535	$623
Adjustments to reconcile net earnings to net cash (used)/provided by operating activities:
Non-cash items:
Share-based plans expense	245	119
Depreciation	332	313
Amortization of other acquired intangibles	23	23
Amortization of debt discount/premium and issuance costs	7	4
Pension expense	223	72
Investment/asset impairment charges, net	58	25
Customer financing valuation provision	4	40
Gain on dispositions, net	(25)
Other charges and credits, net	36	(9)
Non cash adjustments related to discontinued operations		10
Excess tax benefits from share-based payment arrangements	(22)
Changes in assets and liabilities –
Accounts receivable	(695)	(378)
Inventories, net of advances, progress billings and reserves	383	(119)
Accounts payable and other liabilities	496	101
Advances in excess of related costs and billings	101	313
Income taxes receivable, payable and deferred	14	380
Deferred lease income	(30)	56
Prepaid pension expense	(455)	(1,002)
Goodwill	20
Accrued retiree health care	24	57
Customer financing, net	65	(624)
Other	54	(68)

Net cash (used)/provided by operating activities	$1,393	$(64)

Cash flows - investing activities:
Discontinued operations customer financing, additions		(17)
Discontinued operations customer financing, reductions	1	40
Adjustments related to discontinued operations		64
Property, plant and equipment additions	(307)	(195)
Property, plant and equipment retirements	29	13
Proceeds from dispositions	76	3
Contributions to investments	(822)	(14)
Proceeds from investments	748	75

Net cash used by investing activities	$(275)	$(31)

Cash flows - financing activities:
Debt repayments	(372)	(471)
Stock options exercised, other	61	26
Excess tax benefits from share-based payment arrangements	22
Common shares repurchased	(495)
Dividends paid	(208)	(143)

Net cash used by financing activities	$(992)	$(588)

Net increase/(decrease) in cash and cash equivalents	126	(683)
Cash and cash equivalents at beginning of year	3,204	4,633

Cash and cash equivalents at end of period	$3,330	$3,950

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

	Three months ended March 31
(Dollars in millions)	2005	2004
Sales and other operating revenues:
Commercial Airplanes	$5,076	$5,330
Integrated Defense Systems:
Network Systems	2,878	2,432
Aircraft and Weapon Systems	2,693	3,021
Support Systems	1,170	1,156
Launch and Orbital Systems	802	808

Total Integrated Defense Systems	7,543	7,417
Boeing Capital Corporation	237	251
Other	129	134
Accounting differences/eliminations	2	(229)

Sales and other operating revenues	$12,987	$12,903

Earnings from continuing operations:
Commercial Airplanes	$389	$352
Integrated Defense Systems:
Network Systems	213	177
Aircraft and Weapon Systems	370	476
Support Systems	169	148
Launch and Orbital Systems	95	(63)

Total Integrated Defense Systems	847	738
Boeing Capital Corporation	44	73
Other	(72)	(104)
Accounting differences/eliminations	(182)	(70)
Share-based plans expense	(245)	(119)
Unallocated (expense)/income	(94)	(46)

Earnings from continuing operations	687	824
Other income/(expense), net	(16)	159
Interest and debt expense	(87)	(84)

Earnings before income taxes	584	899
Income tax (expense)/benefit	(70)	(285)

Net earnings from continuing operations	$514	$614
Cumulative effect of accounting change, net of tax	21
Income from discontinued operations, net of taxes		9

Net earnings	$535	$623

Effective income tax rate	12.0%	31.7%
Research and development expense:
Commercial Airplanes	$291	$225
Integrated Defense Systems:
Network Systems	61	60
Aircraft and Weapon Systems	86	107
Support Systems	17	16
Launch and Orbital Systems	25	37

Total Integrated Defense Systems	189	220
Other	12	29

Total research and development expense	$492	$474

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

	1st Quarter
Deliveries	2005		2004
Commercial Airplanes
717	3	(1)	3	(3)
737 Next-Generation	54		55
747	3		5
757	1		4
767	1		1	(1)
777	8		8

Total	70		76

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Aircraft and Weapon Systems:
Chinook International New Builds	—		—
Apache (New Builds)	5		—
F/A-18E/F	10		13
T-45TS	2		2
F-15	—		1
C-17	4		5
C-40	1		—
Network Systems
Satellites:	—		—
Launch and Orbital Systems:
Delta II	1		—
Delta IV	—		—
Satellites	1		1

Contractual backlog (Dollars in billions)	March 31 2005		December 31 2004
Commercial Airplanes	$68.7		$70.4
Integrated Defense Systems:
Aircraft and Weapon Systems	22.2		18.3
Network Systems	10.6		10.2
Support Systems	6.7		6.5
Launch and Orbital Systems	4.3		4.2

Total Integrated Defense Systems	43.8		39.2

Total contractual backlog	$112.5		$109.6

Unobligated backlog	$42.5		$47.9

Workforce	160,750		159,000